NAME CHANGE AMENDMENT TO DECLARATION OF TRUST

                  FIRST TRUST EUROPE HEDGED EQUITY INCOME FUND

                                 JUNE 25, 2015

   WHEREAS, the Declaration of Trust of First Trust Europe Hedged Equity Income Fund (the "Trust") was made as of the 11th day of May, 2015 (the "Declaration");

   WHEREAS, the sole Trustee, pursuant to the authority granted to him by
Section 11.1 of the Declaration, now desires to amend the Declaration to change the name of the Trust, effective as of June 25, 2015 to First Trust Dynamic Europe Equity Income Fund;

      NOW, THEREFORE, the Declaration be and it hereby is amended, effective as of June 25, 2015, to change the name of the Trust to First Trust Dynamic Europe Equity Income Fund; and in all places in the Declaration where the name of the Trust appears, such name be and it hereby is changed to First Trust Dynamic Europe Equity Income Fund;

      Except as aforesaid, the Declaration shall remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this instrument as of this 25th day of June, 2015



/s/ W. Scott Jardine
-------------------------------
W. Scott Jardine, as Trustee
and not individually
Address:
c/o First Trust Advisors L.P.
120 E. Liberty Drive, Suite 400
Wheaton, IL  60187